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                                                                    Exhibit 99.B

[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 21, 1998

MML Bay State Life Insurance Company
1295 State Street
Springfield, MA 01111

RE: Post-Effective Amendment No. 3 to Registration Statement No. 33-82060 filed on Form S-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 3 to Registration Statement No. 33-82060 under the Securities Act of 1933 for MML Bay State Life Insurance Company's ("MML Bay State") Flexible Premium Variable Whole Life Insurance Policies (the "Policies"). MML Bay State Variable Life Separate Account I issues the Policies.

As counsel for MML Bay State, I provide legal advice to MML Bay State in connection with the operation of its variable products. In such role I am familiar with the registration statement for the Policies. In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MML Bay State is a valid and subsisting corporation, organized and operated under the laws of the State of Missouri and is subject to regulation by the Connecticut Commissioner of Insurance.

2. MML Bay State Variable Life Separate Account I is a separate account validly established and maintained by MML Bay State in accordance with Connecticut law.

3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and all applicable state laws have been complied with.

I hereby consent to the use of this opinion as an exhibit to this Post-Effective Amendment.

                                 Very truly yours,

                                 /s/ Richard M. Howe
                                 Richard M. Howe
                                 Second Vice President & Assoc. General Counsel Massachusetts Mutual Life Insurance Company